UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 6, 2014 (July 31, 2014)

American Realty Capital Healthcare Trust II, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	000-55201	38-3888962
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

405 Park Avenue New York, New York 10022
(Address, including zip code, of Principal Executive Offices) Registrant's telephone number, including area code: (212) 415-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Platinum Healthcare Portfolio – Initial Tranche

On July 31, 2014, following the completion of its due diligence review of the Big Spring Care Center in Humansville, Missouri (“Big Spring”), the Georgian Gardens in Potosi, Missouri (“Georgian Gardens”), the Country Aire Retirement Estates in Lewistown, Missouri (“Country Aire”), the Parkway Health Care Center in Kansas City, Missouri (“Parkway”), the Gregory Ridge Living Center in Kansas City, Missouri (“Gregory Ridge”), the Marshfield Care Center in Marshfield, Missouri (“Marshfield”), the Buffalo Prairie Care Center in Buffalo, Missouri (“Buffalo Prairie”), the Cassville Health Care & Rehab in Cassville, Missouri (“Cassville”) and the Edgewood Manor Nursing Home in Raytown, Missouri (“Edgewood Manor,” and collectively, the “Initial Tranche”), American Realty Capital Healthcare Trust II, Inc. (the “Company”) finalized the prerequisite conditions to acquire the Initial Tranche under the asset purchase agreement (the “Platinum Agreement”), dated as of July 2, 2014, by and between American Realty Capital Healthcare Trust II Operating Partnership, L.P. (the “OP”) and PHBS REALTY, LLC, PHGG REALTY, LLC, PHCA REALTY, LLC, PHKC SWOPE REALTY, LLC, PHKC CLEVELAND REALTY, LLC, PHMC REALTY, LLC, PHDC REALTY, LLC, PHBC REALTY, LLC, PHGY REALTY, LLC and PHEM REALTY, LLC, each a Delaware limited liability company (together, the “Platinum Sellers”).

Pursuant to the Platinum Agreement, the OP agreed to purchase from the Platinum Sellers a portfolio of ten skilled nursing facilities in Missouri (collectively, the “Portfolio”), including the Initial Tranche, subject to the satisfactory completion of a due diligence review of the Portfolio, among other conditions. The Portfolio is comprised of a total of 312,322 square feet for an aggregate purchase price of $52.0 million for the Portfolio, exclusive of closing costs. The Platinum Agreement contains customary representations and warranties by the Platinum Sellers.

The description of the Initial Tranche set forth in Item 2.01 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01 in its entirety.

Horizon Bay Memory Care by the Bay, Tampa, FL

On July 31, 2014, following the completion of its due diligence review of Horizon Bay Memory Care by the Bay (“Horizon Bay”) located in Tampa, Florida, the Company finalized the prerequisite conditions to acquire Horizon Bay and assumed the obligations of an affiliate of American Realty Capital VII, LLC, the Company’s sponsor, under the purchase and sale agreement (the “Horizon Bay Agreement”), dated as of May 12, 2014, by and between such affiliate and SHI Horizon Bay Memory Care, LLC (the “Horizon Seller”). Pursuant to the terms of the Horizon Bay Agreement, the Company’s obligation to close upon the acquisition was subject to the satisfactory completion of a due diligence review of Horizon Bay, among other customary conditions. The Horizon Bay Agreement contains customary representations and warranties by the Horizon Seller.

The description of Horizon Bay set forth in Item 2.01 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01 in its entirety.

Item 2.01. Completion of Acquisition or Disposition of Assets.

Platinum Healthcare Portfolio – Initial Tranche

On July 31, 2014, the Company, through wholly-owned subsidiaries of the OP, consummated its acquisition of the fee simple interest in the Initial Tranche for a purchase price of $42.4 million, exclusive of closing costs. The Platinum Sellers have no material relationship with the Company and the acquisition was not an affiliated transaction. The Company funded the acquisition of the Initial Tranche with proceeds from its ongoing initial public offering of common stock.

The Initial Tranche contains 264,652 rentable square feet and is 100.0% leased to nine subsidiaries of Platinum Health Care, LLC as of the date of acquisition. The following table provides information relating to lease commencement and termination dates, rentable square feet, rental escalations, renewal options and annualized cash rental income for the tenants included within the Initial Tranche:

Building	Lease Commencement Date	Lease Termination Date	Rentable Square Feet	Annualized Cash Rental Income	Rental Escalations	Renewal Options
Big Spring	July 2014	July 2029	19,832	$0.6 million	2.0% annually	2 – 5 year options
Georgian Gardens	July 2014	July 2029	33,682	$0.6 million	2.0% annually	2 – 5 year options
Country Aire	July 2014	July 2029	23,034	$0.5 million	2.0% annually	2 – 5 year options
Parkway	July 2014	July 2029	30,673	$0.4 million	2.0% annually	2 – 5 year options
Gregory Ridge	July 2014	July 2029	46,121	$0.4 million	2.0% annually	2 – 5 year options
Marshfield	July 2014	July 2029	23,383	$0.4 million	2.0% annually	2 – 5 year options
Buffalo Prairie	July 2014	July 2029	20,070	$0.4 million	2.0% annually	2 – 5 year options
Cassville	July 2014	July 2029	33,697	$0.4 million	2.0% annually	2 – 5 year options
Edgewood Manor	July 2014	July 2029	34,160	$0.1 million	2.0% annually	2 – 5 year options

Horizon Bay Memory Care by the Bay, Tampa, FL

On July 31, 2014, the Company, through a wholly-owned subsidiary of the OP, consummated its acquisition of the fee simple interest in Horizon Bay. The Horizon Seller has no material relationship with the Company and the acquisition was not an affiliated transaction.

The contract purchase price of Horizon Bay was $24.2 million, exclusive of closing costs. The Company funded the acquisition of Horizon Bay with proceeds from its ongoing initial public offering of common stock. Horizon Bay contains 56,996 rentable square feet.

Horizon Bay was acquired using a structure created under the REIT Investment Diversification and Empowerment Act of 2007, as amended, pursuant to which the Company will receive operating income generated from the operations of the seniors housing communities. A subsidiary of Senior Lifestyle Corporation, an independent eligible contractor, will manage Horizon Bay and will receive a market rate management fee pursuant to a management contract.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL HEALTHCARE TRUST II, INC.

Date: August 6, 2014	By:	/s/ Thomas P. D’Arcy
Thomas P. D’Arcy
Chief Executive Officer